Exhibit 10.1
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, has been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.
LICENSE AND STRATEGIC ALLIANCE AGREEMENT
BETWEEN
LEXAR MEDIA, INC. AND SAMSUNG ELECTRONICS CO., LTD.
     This Patent License and Collaboration Agreement (“Agreement”) is made and entered into as of October 20, 2005 (the “Effective Date”), by and between Lexar Media, Inc., a Delaware corporation, on behalf of itself and affiliates (“Lexar”), and Samsung Electronics Co., Ltd., a corporation of South Korea, on behalf of itself and its subsidiaries and affiliates (“Samsung”).
RECITALS
     A. Whereas, Lexar and Samsung executed a Purchase Agreement dated March 29, 2001 (“Purchase Agreement”) and Lexar and Samsung Semiconductor, Inc. executed a Sales Contract dated June 1, 2001 (“Sales Contract”) and Lexar and Samsung executed a Patent License Agreement dated March 23, 2002 (“2002 License Agreement”) pursuant to which Lexar purchases from Samsung certain flash memory and Samsung licenses from Lexar certain patents related to flash products. Lexar and Samsung have further executed a Patent License Agreement dated June 30, 2005 (“2005 License Agreement”). In October 2005, Samsung/SSI and Lexar were finalizing the terms of a Consignment Contract (“Consignment Agreement”).
     B. Whereas, Lexar and Samsung recognize that the licenses granted by Lexar in the 2002 License Agreement and 2005 License Agreement do not cover all products manufactured and sold by Samsung. Lexar and Samsung hereby desire to extend the terms of various business and intellectual property (IP) interests therein the above-mentioned agreements and collaborate on additional IP matters.
     NOW, THEREFORE, Lexar and Samsung hereby agree as follows:
     1. DEFINITIONS
          1.1 All defined terms not specifically defined in this Agreement are as defined in the Purchase Agreement, Sales Contract, Consignment Agreement or 2002 License Agreement, as applicable.
     2. GRANT OF ADDITIONAL LICENSE RIGHTS
          2.1 Lexar’s License Grant. The parties agree to the following amendments to the 2002 License Agreement. Unless otherwise explicitly provided herein, all other terms and conditions of the 2002 License Agreement shall remain unchanged and continue in full force and effect.

(A) Section 2.1(d) is amended to read in its entirety as follows:
      Subject to Samsung’s compliance with the terms and conditions of this Agreement, during the initial five (5) year term of the Purchase Agreement (the “Initial Purchase Agreement Term”), Lexar covenants not to sue: (i) Samsung or its Affiliates for the manufacture (including Having Manufactured), offer for sale, importation or sale of *; or (ii) any customer of Samsung or its Affiliates for the offer for sale, importation or sale of * and subject to the provisions of Section 2.1(e) hereof.
(B) Section 1.25 is amended to read in its entirety as follows:
      “Flash Products” means flash storage or controller products including but not limited to * (as such term is defined in the Purchase Agreement), * (for the avoidance of doubt, *includes *, all as manufactured * and sold *.
               2.2 One-Time Payment. In consideration of the additional rights as set forth in Section 2.1, Samsung shall pay Lexar * dollars ($*) as a fully paid-up amount as follows: Samsung shall pay to Lexar by wire transfer * dollars ($*) on each of the following dates: October 21, 2005; November 1, 2005; February 1, 2006 and March 15, 2006. These payments are not contingent in any way upon *set out in Section 4 below.
               2.3 Taxes. Samsung shall pay any and all national, state, or local excise, sales, use, withholding, value-added, or other taxes or duties imposed by any applicable laws and regulations in respect of the payments made under this Agreement or otherwise arising out of this Agreement, other than taxes based upon Lexar’s net income. If Samsung pays, on Lexar’s behalf, any withholding taxes that are required to be paid under applicable law, Samsung will furnish Lexar with written documentation of such payments, including but not limited to receipts, of any and all such taxes paid by Samsung.
     3. RENEWAL OF AGREEMENTS
               3.1 Effective immediately, the parties hereby agree to extend the Purchase Agreement and Sales Contract for an additional five (5) year term.
               3.2 The parties further agree to the following amendments or clarifications to the Purchase Agreement, Consignment Agreement and Sales Contract. Unless otherwise explicitly provided herein, all other terms and conditions of the Purchase Agreement, Consignment Agreement and Sales Contract shall remain unchanged and continue in full force and effect.
               (a) The terms “NAND Flash Memory Chips”, “Samsung Products” and “Products” (collectively, “Lexar Flash Purchases”) as used in the Purchase Agreement, Consignment Agreement and Sales Contract include * sold by Samsung or its Affiliates *. Lexar shall have the right to purchase * (collectively “*”) from Samsung under the terms and conditions of the Lexar/Samsung agreements if and only if *, such as *. In addition, Samsung shall be entitled to *, and such *shall not *.

* Material has been omitted and filed separately with the Commission.

          (b) Section 3.1(d) of the Purchase Agreement is amended to read in its entirety as follows:
               Provided that Lexar Flash Purchases meet Lexar’s technical requirements, are timely acknowledged for delivery and are delivered to Lexar and are *, Lexar shall * (however Lexar’s failure to do so shall not constitute a breach of this Agreement, the Purchase Agreement, the Sales Contract or the Consignment Agreement).
          (c) The parties further agree that effective as of March 24, 2006, Section 2.1 of the Purchase Agreement shall be modified such that Samsung shall not be obligated to make available to Lexar any NAND Flash Memory Chips in excess of * (*%) of Samsung’s Average Monthly Sales (the “Committed Volume”). Samsung further agrees that in consideration of this change, to the extent that Lexar requests quantities less than or equal to the Committed Volume, Samsung shall ship such products to Lexar in a timely manner according to Lexar’s requests and forecasts, as specified by Lexar and *, and also shall * equal to *. Samsung further agrees not to * unless and until Lexar has received its specified forecast shipment. Notwithstanding any provisions herein to the contrary, Samsung’s violation of the provisions of this paragraph shall be considered a material breach of the Agreement, and upon notice, Samsung shall have twenty (20) days to cure any such breach. Upon Lexar’s request, Samsung shall provide to Lexar a statement of its Average Monthly Sales and the actual * for each Flash Product sold by Samsung.
          3.3 The parties further agree to the following amendments to the 2002 License Agreement. Unless otherwise explicitly provided herein, all other terms and conditions of the 2002 License Agreement shall remain unchanged and continue in full force and effect.
          Section 2.1(e) is amended to read in its entirety as follows:
          Beginning on March 24, 2006, and subject to Samsung’s compliance with the terms and conditions of this Agreement, the Purchase Agreement, the Consignment Agreement and the Sales Agreement, Lexar grants to Samsung a * license under all Lexar Intellectual Property Rights * to manufacture, Have Manufactured (*), use, offer for sale, import and sell *. The parties further agree that “Lexar Intellectual Property Rights” shall include the Intellectual Property Rights owned by or licensed to Lexar (but, in either case, only Intellectual Property Rights owned by or licensed to Lexar wherein Lexar has the right to grant sublicenses without payment of compensation to any third party other than Lexar employees), anytime within the tenth anniversary of the Effective Date, in and to the Lexar Technology. For avoidance of doubt, Lexar Intellectual Property Rights include all rights to patents and application for patents that are issued or filed within the tenth anniversary of the Effective Date that Lexar owns or is licensed to and has the right to sublicense. Nothing in this agreement shall be construed as granting a license by Lexar either expressly or impliedly to *. Lexar has no obligation to upgrade or modify the licensed technology that is the subject of this agreement. Nothing in this Agreement shall be construed as granting either an express or implied patent license from Lexar to, or creating any estoppel against Lexar patent claims against, *. In no event will Samsung extend any *. All rights not expressly licensed herein to Samsung are reserved to Lexar.

* Material has been omitted and filed separately with the Commission.

     4. INTELLECTUAL PROPERTY COLLABORATION
          4.1 Intellectual Property (IP) Collaboration. During the term of this Agreement Samsung agrees to *. Such * may include, but not be limited to *.
          4.2 Grant of *Rights. Subject to Lexar’s agreements with its existing licensees and Lexar’s own rights to operate under the full scope of *, and Lexar’s right to grant licenses and/or releases or other rights to *, and subject to the mutual agreement of the parties, Lexar agrees to grant to Samsung * license (“* License”) * (for avoidance of doubt the grant of right herein specifically provides * (defined below) *, and Samsung shall be solely entitled to any and all *), under: (i) *, unless otherwise agreed, *, and (ii) * (collectively “*”). In the event any of the *, Samsung has the right to *. Any such * License shall include * Lexar. The parties further agree that for * set out above, Samsung will pay Lexar *, as set forth in Sections 4.2(i) and 4.2(ii) herein, for a total of * dollars ($*).
          4.3 Future Collaboration Agreement. Lexar and Samsung agree in good faith to expand the terms of this Agreement, Purchase Agreement, the Consignment Agreement and Sales Contract to include among other things any additional activities associated with the * in Section 4.2 as set forth herein within one (1) year from the Effective Date of this Agreement. Lexar and Samsung also agree in good faith to resolve additional details of the supply of the Flash Products within a reasonable period following the Effective Date of this Agreement.
     5. [INTENTIONALLY OMITTED]
     6. TERM AND TERMINATION
          6.1 This Agreement, Purchase Agreement, Consignment Agreement and Sales Contract and 2002 License Agreement shall terminate on March 22, 2011 (“Expiration Date”).
          6.2 Notwithstanding anything to the contrary in this Agreement, the licenses as granted pursuant to Sections 3.3 and 4.2 shall survive any termination of this Agreement resulting from Lexar’s filing of any bankruptcy proceedings whether voluntary or involuntary. In the event that any bankruptcy proceeding, voluntary or involuntary, is instituted by or against Lexar: (i) all rights and licenses in intellectual property granted under this Agreement and the 2002 License Agreement by Lexar to Samsung shall be deemed to be licenses of rights to “intellectual property” as defined in §365(n) of the Bankruptcy Code (11 U.S.C. §101 et. seq.); and (ii) upon rejection, if any, by Lexar, Samsung shall retain and may fully exercise all of its rights under this Agreement and the 2002 License Agreement as provided under §365(n) of the Bankruptcy Code, including without limitation, all rights under the licenses to Lexar Intellectual Property Rights, in accordance with the terms and conditions of this Agreement and the 2002 License Agreement.
     7. GENERAL
          7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws rules or principles, and excluding the United Nations Convention on Contracts for the International Sale of Goods. All actions brought by either party arising under or related to this Agreement shall be brought exclusively in the state and federal courts located in Santa Clara County, California, and the parties hereby irrevocably consent to personal jurisdiction and venue therein.

* Material has been omitted and filed separately with the Commission.

          7.2 Assignment. Neither party may assign this Agreement without the prior written consent of the other, except that Lexar may assign or transfer its rights and obligations under this Agreement in the course of a merger, reorganization or acquisition of Lexar or all or substantially all of Lexar’s assets related to this Agreement without consent by Samsung except for those rights and obligations under Section 4 of this Agreement, the assignment of which requires consent by Samsung. Any assignment permitted hereunder will be subject to the written assent of the assignee to all of the terms and provisions of this Agreement. Any attempted assignment in derogation of this section will be null and void.
          7.3 Modification and Waiver. No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.
          7.4 Notices. Any required or permitted notices hereunder must be given in writing at the address of each party set forth below, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein. Notices will be effective upon receipt.

To Lexar:	To Samsung:
Lexar Media, Inc.	Samsung Electronics Company, Ltd.
47300 Bayside Parkway	San #16, Banwol-Ri, Taean-Eup
Fremont, CA 94538	Hwasung-Si, Gyeonggi-Do, 445-701 Korea
Attention: Legal Department	Attention: VP, General Manager, IP Team
Phone: (510) 413-1219	Phone: 82-31-208-7012
Fax: (510) 413-1296	Fax: 82-31 208-7398
          7.5 Compliance with Law, including U.S. Export Laws. Each party agrees to comply with all applicable international, national, state, regional and local laws and regulations in performing its duties hereunder and in any of its dealings with respect to the technical information disclosed hereunder or direct products thereof. Neither party shall export or re-export, directly or indirectly, any technical information disclosed hereunder or direct products thereof to any destination prohibited or restricted by the export control laws and regulations of the United States, including the U.S. Export Administration Regulations, without the prior authorization from the appropriate governmental authorities.
          7.6 Headings. The headings of the Sections of this Agreement are for convenience only and will not be of any effect in construing the meanings of the Sections.

          7.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
          7.8 Independent Contractors. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.
          7.9 Severability. In the event that it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid, illegal, or otherwise unenforceable, such provision will be enforced as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement will remain in full force and effect and bind the parties according to its terms. To the extent any provision cannot be enforced in accordance with the stated intentions of the parties, such provisions will be deemed not to be a part of this Agreement.
          7.10 Entire Agreement. The Purchase Agreement, the 2002 License Agreement, the Consignment Agreement, the Sales Contract and this Agreement constitute the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof and supersede any prior representations, understandings and agreements between the parties with respect to such subject matter. This Agreement may not be modified in any way except by a written instrument, which specifically identifies the intended modification and clearly expresses the intention to so change this Agreement, signed by the parties. To the extent of any conflict or inconsistency between, on the one hand, the provisions of this Agreement and, on the other hand, the Purchase Agreement, the 2002 License Agreement, Consignment Agreement or Sales Contract, the provisions of this Agreement shall prevail.
          7.11 Execution. This Agreement may be executed initially by a transmittance of a signed facsimile copy followed by the originals in duplicate.
          7.12 Survival. Sections 7.1 and 7.12 shall survive the Expiration Date.
     IN WITNESS WHEREOF, Lexar and Samsung have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Lexar Media, Inc.	Samsung Electronics Co., Ltd.

By:	By:

/s/ Eric S. Whitaker	/s/ Jay Shim

Eric S. Whitaker	Jay Shim

Title: Executive Vice President of Corporate	Title: Vice President/Gen. Manager & General Patent

Strategy and General Counsel	Counsel

Date: October 25, 2005	October 25, 2005